                                                     EXHIBIT 10.4(d)
                           CONSENT AGREEMENT


     This CONSENT AGREEMENT (this "Agreement"), dated as of November 28, 2000, is entered into by and among EOG Resources, Inc., a Delaware corporation ("EOG"), Enron Corp., an Oregon corporation ("Enron"), Enron Finance Partners, LLC, a Delaware limited liability company
("EFP"), Enron Intermediate Holdings, LLC, a Delaware limited liability company ("EIH"), Enron Asset Holdings, LLC, a Delaware limited liability company ("EAH"), and Aeneas, LLC, a Delaware limited liability company ("Aeneas").

                        PRELIMINARY STATEMENTS

     A) EFP, EIH and EAH were recently formed by Enron for the purpose of owning assets theretofore held by Enron and its affiliates and to provide a vehicle to raise capital through the sale of minority common and/or preferred interests to institutional investors. Enron, EFP, EIH and/or EAH may also utilize the EOG Stock (as defined below) or a portion thereof in one or more subsequent transactions that are structured finance transactions (the "Financial Transactions").

     B) Enron and certain wholly-owned affiliates of Enron have been admitted to EFP as members. Enron Finance Management, LLC, a Delaware limited liability company ("EFM") and a wholly-owned affiliate of Enron, is the managing member of EFP.

     C) EFP is the sole member of EIH. EFM is the Class A managing member and EIH is the Class B member of EAH. EAH is currently the sole member of Aeneas, which entity is being utilized in connection with a Financial Transaction.

     D)   Enron   has   transferred  Eleven   Million   Five   Hundred
          Thousand (11,500,000) shares of common stock, $0.01 par value per share, of EOG (the "EOG Stock"), which it previously held, to EFP as a capital contribution.  Immediately following such transfer, Enron caused the transfer and contribution of the EOG Stock from EFP to EIH, from EIH to EAH, and from EAH to Aeneas.

     E) Section 6.2 of the Share Exchange Agreement, entered into as of July 19, 1999, by and between Enron and EOG (formerly known as Enron
          Oil & Gas Company) (the "Share Exchange Agreement") requires, under certain circumstances, that Enron obtain the prior written consent of EOG to transfer any shares of EOG Stock retained by Enron pursuant to the Share Exchange Agreement.

     F) EOG is willing to consent to Enron's transfer of all or a portion of the EOG Stock (I) from Enron to EFP, (ii) from EFP to EIH, (iii) from EIH to EAH, and (iv) from EAH to Aeneas. EOG is also willing to consent to any subsequent transfers of the EOG Stock occurring in connection with the Financial Transactions, subject to the terms and conditions of this Agreement. The parties make no admission or assertion, whether express or implied, as to whether any of the foregoing transfers required or would require consent or approval of EOG under the Share Exchange Agreement.

     G) This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of EOG.

     In consideration of the premises and intending to be legally bound by this Agreement, the parties hereby agree as follows:

                               SECTION 1
                              AGREEMENTS

      1.1   Definitions.   Capitalized terms used but not  defined  in
            this  Agreement  shall  have the meanings  given  them  in the  Share Exchange Agreement.

      1.2  EOG Consent.

          a)   EOG hereby consents, confirms and approves, pursuant to
               Section  6.2  of  the  Share  Exchange  Agreement   and
               notwithstanding  any  other  provision  of  the   Share
               Exchange Agreement, to (I) Enron's transfer of the  EOG
               Stock  (or  any  portion thereof) to  EFP,  (ii)  EFP's
               transfer  of the EOG Stock (or any portion thereof)  to
               EIH,  (iii)  EIH's transfer of the EOG  Stock  (or  any
               portion thereof) to EAH, (iv) EAH's transfer of the EOG
               Stock  (or  any  portion thereof) to  Aeneas,  (v)  any
               subsequent  transfers of the EOG Stock (or any  portion
               thereof) to EAH, EIH, EFP or Enron upon the dissolution
               of Aeneas, EAH, EIH, or EFP, or otherwise, and (vi) any
               other transfers occurring upon the consummation of,  or
               in   connection   with,   the  Financial   Transactions
               (including, without limitation, any transfer  occurring
               upon the termination or restructuring of such Financial
               Transactions), provided such transfers are effected  in
               a  manner  permitted  by Section 6.2(c)  of  the  Share
               Exchange  Agreement.  EOG acknowledges and agrees  that
               the consent granted by EOG herein is applicable whether
               or  not  EFP, EIH, EAH or Aeneas remains as  a  wholly-
               owned affiliate of Enron.

          b)   Enron, EFP, EIH, EAH and Aeneas have advised EOG that they may make or cause to be made one or more Schedule 13D filings with the
               Securities and Exchange Commission (or any amendment to a previously filed or hereafter filed Schedule 13D) to reflect the transfers of the
               EOG Stock and any transfer occurring upon the consummation of, or in connection with, the Financial Transactions.

     1.3  Certain Covenants.  Enron hereby agrees as follows:

                    (a)  Enron will maintain, directly or indirectly, sole management control of EFP, EIH, EAH and Aeneas, respectively, during the periods of time when each such entity holds any of the EOG Stock.

                    (b)  In addition to Enron's obligations under the last sentence of
               Section 6.3 of the Share Exchange Agreement, during the period from the date hereof through the maturity date of Enron's 7% Exchangeable
               Notes due July 31, 2002, at any meeting of EOG stockholders with respect to which Enron, EFP, EIH, EAH or Aeneas owns any EOG Stock entitled to vote, Enron will attend (or cause such entity to attend)
               such meeting in person or by proxy and will vote, or

               will cause to be voted, all of such EOG Stock in the manner, if any, recommended by the board of directors of EOG.

                    (c)   Subject  to  the  terms  and  conditions  of
               Section 10.4 of the Share Exchange Agreement, which shall apply to the obligations of Enron under this
               Section 1.3(c) Enron shall be liable for and shall indemnify and hold harmless EOG and its Subsidiaries from and against any Taxes imposed on EOG or EOG International with respect to the Share Exchange resulting from the transfers of the EOG Stock pursuant to the transactions consented to by EOG in this Agreement.


                    (d) Notwithstanding the provisions of Section 10.3(b)(iv) of the Share Exchange Agreement, Enron agrees that EOG shall not be liable for and shall not indemnify and hold harmless Enron from any Taxes referred to in Section 10.3(b)(iv) of the Share Exchange Agreement if EOG shall prove by clear and convincing evidence that any of the transactions consented to by EOG in this Agreement that were or are effected by Enron were a contributing cause of the failure to maintain continuity of interest within the meaning of Treas. Reg. 1.355-2(c).

     1.4 Additional Consideration. As additional consideration to EOG for entering into and performing this Agreement, Enron hereby agrees, as of the date hereof, to forgive indebtedness owing from EOG and/or its affiliates to Enron with respect to telecommunication services, treasury services and banking services provided by Enron and its affiliates to EOG and its affiliates prior to the date hereof, such amount in the aggregate not to exceed One Million Dollars (US$1,000,000).

     1.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, provided that Enron shall, within sixty (60) days following the receipt from EOG of an invoice therefor, reimburse EOG for all reasonable out-of-pocket legal expenses incurred by EOG with Wachtell, Lipton, Rosen & Katz, special counsel to EOG, or Steptoe & Johnson LLP, special tax counsel to EOG, in connection with the negotiation and execution of this Agreement. EOG shall submit any invoices to Enron for reimbursement of the foregoing expenses within ninety (90) days following the date of this Agreement.

     1.6 Representations. Each party signatory hereto hereby represents and warrants to each other party that the following statements are true and correct as of the date hereof:

          (a) it is a corporation, limited liability company or other entity duly incorporated or formed, validly existing, and in good standing under the laws of the United States or a political subdivision thereof, with all requisite power to enter into and to perform its obligations under this Agreement, and is duly qualified or registered and in good standing in each other jurisdiction in which the character of the business conducted by it or permitted to be conducted by it requires such qualification or registration, except where the failure to be so qualified would not adversely affect the transactions contemplated by this Agreement;

          (b) its execution, delivery, and performance of this Agreement have been duly authorized by all appropriate action by it and (if required) its stockholders, members or other owners, and this Agreement has been duly executed and delivered;

          (c) its authorization, execution, delivery and performance of this Agreement do not (I) violate its organizational, charter or other constituent documents,
               (ii) conflict with, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any other material agreement or arrangement to which it is a party or by which it is bound or with any provision of law, regulation, judgment or decree to which it is subject or with any permit or license which it has been granted, or (iii) require the filing or registration with, or the approval, authorization or consent of any governmental agency or tribunal other than filings with the Securities and Exchange Commission as contemplated by
               Section 1.2(b) hereof and any other filings which may be required or permitted under applicable securities laws or regulations;

          (d) this Agreement constitutes its valid, binding and enforceable agreement, except to the extent such enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as general principles of equity (regardless of whether considered in a proceeding in equity or in law); and

          (e) there is no action, suit or proceeding pending, or, to its knowledge is any of such threatened, against it, seeking any injunction, award or other relief that would impair its ability to perform its obligations under this Agreement.

     1.7  Covenants.

          (a) Each of EFP, EIH, EAH and Aeneas hereby severally agrees to be bound by Sections 6.2 and 6.3 of the Share Exchange Agreement, as if each were an original signatory to such agreement, with the effect that all references to Enron under Sections 6.2 and 6.3 of the Share Exchange Agreement shall be deemed to be references to EFP, EIH, EAH or Aeneas, respectively, during any time such person or persons hold any shares of the EOG Stock.

          (b) Each of Enron, EFP, EIH and EAH hereby agrees, in connection with any transfer of shares of EOG Stock pursuant to the Financial Transactions, to cause any transferee (including Aeneas, but excluding Enron, EFP, EIH or EAH) of shares of EOG Stock in such Financial Transactions to agree that if any further transfers of such EOG Stock would result in Enron, EFP, EIH or EAH failing to retain beneficial ownership of such EOG Stock, such transfers would only be effected in a
               manner  permitted  by  Section  6.2(c)  of  the   Share
               Exchange Agreement.

     1.8 Effect of this Agreement. For purposes of the definition of "Standstill Expiration Date" as defined in the Share Exchange Agreement, and giving effect to the transactions contemplated by this Agreement, Enron shall be deemed to beneficially own the EOG Stock held by any of Enron, EFP, EIH, EAH or Aeneas.

                               SECTION 2
                             MISCELLANEOUS

     2.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

     2.2 Further Assurances. After the date hereof, each party hereto at the reasonable request of any other party hereto and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time, such further certificates, agreements or instruments and shall take such other action as the other party or parties hereto may reasonably request, to consummate, implement or confirm the transactions contemplated by this Agreement.

     2.3 Entire Agreement; Amendment. This Agreement, the Share Exchange Agreement, and any agreements, instruments or documents executed and delivered by the parties or their affiliates pursuant to this Agreement, constitute the entire agreement and understanding among the parties, and it is understood and agreed that all other previous undertakings, negotiations and agreements among the parties regarding the subject matter hereof (other than the Share Exchange Agreement) are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by each of the parties.

     2.4 Waivers. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     2.5 Binding Effect; No Third Party Beneficiaries. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective successors and assigns any rights or benefits under or by reason of this Agreement, and no other party shall have any right to enforce any of the provisions of this Agreement.

     2.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                 EOG RESOURCES, INC.


                                 By:    /s/ EDMUND P. SEGNER, III
                                    ---------------------------------
                                 Name:  EDMUND P. SEGNER, III

                                 Title: President and Chief of Staff



                                 ENRON CORP.

                                 By:    /s/ RICHARD A. CAUSEY
                                    --------------------------------
                                 Name:  Richard A. Causey

                                 Title: Executive Vice President &
                                        Chief Accounting Officer



                                 ENRON FINANCE PARTNERS, LLC

                                 By:  Enron Finance Management, LLC,
                                      its Class A Member

                                      By:Enron Corp., its Sole Member

                                      By:   /s/ RICHARD A. CAUSEY
                                         -----------------------------
                                      Name:  Richard A. Causey
                                      Title: Executive Vice President
                                           & Chief Accounting Officer

                              ENRON INTERMEDIATE HOLDINGS, LLC

                              By: Enron Finance Partners, LLC,
                                  its Sole Member

                                  By:  Enron Finance Management, LLC,
                                       its Class A Member

                                       By: Enron Corp.,
                                           its Sole Member

                                           By:   /s/ Richard A. Causey
                                              -------------------------
                                           Name:   Richard A. Causey
                                           Title:  Executive Vice
                                                   President & Chief
                                                   Accounting Officer

                             ENRON ASSET HOLDINGS, LLC

                             By:  Enron Finance Management, LLC,
                                   its Class A Member

                                  By: Enron Corp., its Sole Member

                                      By:   /s/  Richard A. Causey
                                         ------------------------------
                                      Name:  Richard A. Causey
                                      Title: Executive Vice President &
                                             Chief Accounting Officer

                             AENEAS, LLC

                             By:  Enron Asset Holdings, LLC,
                                   its Sole Member

                                  By:  Enron Finance Management, LLC,
                                       its Class A Member

                                       By: Enron Corp., its Sole Member

                                           By:   /s/ Richard A. Causey
                                              ----------------------------
                                           Name:  Richard A. Causey
                                           Title: Exec. Vice Pres. & Chief
                                                  Account. Officer